Aflac Incorporated 2nd Quarter 2013 Form 10-Q
EXHIBIT 10.29

NOTICE OF GRANT OF STOCK OPTIONS AND STOCK OPTION AGREEMENT	AFLAC INCORPORATED ID: 58-1167100 Worldwide Headquarters 1932 Wynnton Road Columbus, Georgia 31999

«Name»	Option Number:	«Number»
«Address1»	Plan:	«Plan»
«Address2»	ID:	«ID»
«Address3»

Effective «optiondate», you have been granted «optiontype» to buy «sharesgranted» shares of Aflac Incorporated (“the Company”) stock at «optionprice» per share. The total option price of the shares granted is «totaloptionprice».

The shares underlying this option will become vested on the date shown.

Shares	Full Vest	Expiration
«sharesperiod1»	«vestdateperiod1»	«expiredateperiod1»

Summary of Option Terms:

The following summary is subject to the terms of the Aflac Incorporated 2004 Long-Term Incentive Plan (as Amended and Restated March 14, 2012) (the “Plan”) and the Stock Option Agreement related to these options. The Plan and Stock Option Agreement will be controlling in the event of any conflict with this summary.

Duration of Option - Ten years from the effective date of the option, or until the following date determined based on your termination of employment with the Company and its Affiliates:

Involuntary termination (for Cause) - Vested and unvested options will terminate immediately.

Voluntary termination (except for certain reasons listed below) - Unvested options will terminate on the date of termination and vested options will terminate at the end of the three-month period following termination, unless you have accumulated fifteen years of Credited Service as determined under the Aflac Incorporated Pension Plan, whereby vested options will continue until the end of their original ten-year term.

Upon termination due to death or disability (as defined in the Internal Revenue Code), unvested options will vest immediately on the date of termination and will continue along with other vested options to be exercisable through the end of their original ten-year term.

Upon your retirement from the Company at normal retirement age, any unvested options will vest immediately provided that your termination date is at least one full year from the option grant date and will continue along with other vested options to be exercisable through the end of their original ten-year term. Options granted less than one full year before the date of your retirement will terminate immediately on the date of your termination.

If you served as a non-employee sales associate for an Affiliate of the Company immediately before becoming an employee of the Company or any Affiliate, and you voluntarily terminate employment with the Company or Affiliate but continue immediately thereafter to perform bona fide services for an Affiliate as a sales associate, you will be treated as continuing employment with the Company or Affiliate for purposes of vesting and expiration of this option. If the Company's Compensation Committee (the “Committee”) or its delegate determines, in its sole discretion, that you are no longer providing bona fide services to an Affiliate as a sales associate, you shall be deemed to have terminated employment on the date as of which such services are determined to have ceased. The Committee may require you to provide such evidence of continuing services as it deems appropriate.
Tax Treatment. Under certain conditions, an Incentive Stock Option (ISO) will retain its ISO status until the end of the three-month period following termination of employment (one year if termination is due to disability as defined in the Internal Revenue Code), at which time the ISO will lose its tax advantaged status, but will continue through its remaining duration (if any) as a Non-Qualifying Stock Option (NQ) which will require the payment of income and employment taxes at the time of the exercise of the option. In the case of a termination of employment due to death, any ISO will remain exercisable as an ISO until the expiration of its original ten-year term.
By your signature and the Company's signature below, you and the Company agree that these options are granted under and governed by the terms and conditions of the Plan and the Stock Option Agreement relating to these options, which are attached to and made a part of this document.

«optiondate»
By Daniel P. Amos	Date
Aflac Incorporated

«Name»	Date